UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 1, 2006

Date of Report

Date of earliest event reported

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 1, 2006, InfoSpace announced its financial results for the three-month period ended September 30, 2006. A copy of the press release is furnished to, but not filed with, the Commission as Exhibit 99.1 hereto.

Item 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

This Item 2.05 supplements certain information reported in the Company’s current report on Form 8-K filed on October 3, 2006.

On October 3, 2006, InfoSpace, Inc. filed a current report on Form 8-K to report certain costs the Company expected to incur associated with the restructuring plan the Company is undertaking. The Company was unable to determine at the time of filing the October 3, 2006 current report, or since filing such report has refined, estimates or actual costs of certain costs related to the restructuring. Accordingly, this current report on Form 8-K is being provided to report the estimates or actual costs that have now been determined or revised. Specifically, as a result of the restructuring plan the Company has recorded during the quarter ended September 30, 2006 a non-cash charge for intangible assets of $44.5 million, consisting of $31.9 million for goodwill and $12.6 million for other intangible assets. The Company also expects to record between approximately $3 million to $4 million in additional pre-tax restructuring charges in the fourth quarter of 2006 through mid-2007, including approximately $0.9 million to $1.3 million in cash for severance costs, approximately $1.25 million to $1.7 million in cash for additional excess facilities that the Company has not yet ceased using as of September 30, 2006 and for termination of commitments under certain agreements, and approximately $0.85 million to $1 million in non-cash charges for stock compensation. In the aggregate, the Company estimates that it will incur a total of between $60.8 million and $61.8 million in total costs in connection with the restructuring, including the $57.8 million recorded as of September 30, 2006, and the potential $3 million to $4 million in additional costs discussed above.

Item 2.06	MATERIAL IMPAIRMENTS

This Item 2.06 supplements certain information reported in the Company’s current report on Form 8-K filed on October 3, 2006.

Item 2.05 is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) EXHIBITS.

99.1	Press Release, dated November 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2006

INFOSPACE, INC.

By:	/s/ Allen M. Hsieh
Allen M. Hsieh
Chief Financial Officer

EXHIBIT INDEX

Exhibit No	Description
99.1	Press Release, dated November 1, 2006